EXHIBIT 99.1

Harsco to Expand Minerals Technologies Business Platform With Acquisition of Excell Materials

Acquisition Will Be Immediately Accretive to Harsco's Earnings

HARRISBURG, Pa., Jan. 5, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that it has signed an agreement to acquire Excell Materials, Inc., a multinational company that specializes in the development of minerals technologies for commercial applications through the reclamation and recycling of high value content from steelmaking slag. The privately-held, Pittsburgh, PA-based company posted 2006 sales in excess of $100 million and maintains operations at nine locations in the United States, Canada, Brazil, and South Africa. The company has also established a presence in Europe for future expansion. The transaction is valued at approximately $200 million, subject to various adjustments. Upon receipt of normal regulatory approvals, completion of the acquisition is expected early in the first quarter of this year and will be immediately accretive to Harsco's earnings.

Excell's operations include onsite facilities at several leading steel mills where the company extracts high value metals from steelmaking slag for resale and production re-use. Through its wholly-owned subsidiary, Excell Minerals, the company serves the commercial turf/agriculture and cement markets with a range of mineral-based products that include Reclime(r), an agricultural liming material, Excellerator, a specialty mineral fertilizer, and Excell Select, an engineered supplementary cementitious material developed to meet cement users' needs for high-performance concrete. Excell employs approximately 300 people worldwide. Further details about Excell and its anticipated benefit to Harsco's outlook will be provided following the closing of the acquisition.

"Excell is an ideal strategic fit in expanding Harsco's portfolio of higher technology services to leading customers worldwide," said Harsco's President, CFO and Treasurer Salvatore D. Fazzolari. "Its businesses are well-focused on the growing industry-wide demand for effective, environmentally-friendly solutions for the re-use of ferrous and non-ferrous steelmaking by-products. We see many opportunities to expand our footprint in the minerals technologies sector on a worldwide basis as another platform to Harsco's continuing growth." William S. Brown III, CEO and President of Excell, added, "This opportunity to become part of the world's undisputed leader in the provision of services and technologies to the steel industry is an exciting prospect for us all. Harsco's worldwide resources will enable us to accelerate our growth and give us a wider global presence." Excell will join Harsco's Mill Services segment and will also share technologies and resources with the Company's Reed Minerals division, a market leader in the production of mineral abrasives and roofing granules from slag materials.

Harsco's four market-leading business groups provide mill services, access services, engineered products and services, and gas containment and control technologies to major customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

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CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            (717) 730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            (717) 975-5677
            etruett@harsco.com
          www.harsco.com